EXHIBIT 99.1

NEWS RELEASE

Contact:	Media Contact:
Susan Hager	Karen L. Bergman or
Senior Director, IR and Corporate Communications	Michelle Corral
Coley Pharmaceutical Group	BCC Partners (US)
+1.781.431.9079	+1.650.575.1509 or +1.415.794.8662
shager@coleypharma.com	kbergman@bccpartners.com

mcorral@bccpartners.com

For Immediate Release

Coley Pharmaceutical Group Reports Fourth Quarter and

Full Year 2006 Financial Results

Wellesley, MA, February 15, 2007 – Coley Pharmaceutical Group, Inc. (Nasdaq: COLY), a biopharmaceutical company discovering and developing a novel class of drug candidates known as TLR Therapeutics™, today reported financial results for the fourth quarter and year ended December 31, 2006. The company also announced its annual corporate objectives and provided full-year 2007 financial guidance.

FINANCIAL HIGHLIGHTS

Fourth Quarter Results

Coley reported a net loss attributable to common shareholders in the fourth quarter of 2006 of $5.2 million versus $7.0 million in the same period of 2005. The reduction in net loss for the quarter is primarily attributed to a decrease in research and development expenses of $2.4 million.

Total revenues were $5.2 million in the fourth quarter of 2006 compared to $5.4 million in 2005. Revenue decreased in 2006 primarily as a result of the completion of one of the company’s government programs, partially offset by an increase in revenue recognized under Coley’s licensing agreement with Pfizer Inc.

Research and development expenses totaled $8.2 million for the fourth quarter of 2006 versus $10.6 million in 2005. The $2.4 million decrease in quarterly research and development expenses was primarily related to a decrease in ACTILON development expense and government program expense.

General and administrative expenses were $2.9 million in the fourth quarter of 2006 and were flat versus 2005.

Full-year Results

Coley reported a net loss attributable to common shareholders for the year ended December 31, 2006 of $29.8 million versus $40.0 million in 2005. This reduction in net loss is primarily attributed to increases in collaborative revenue of $6.2 million and interest income of $3.1 million.

Net loss attributable to common shareholders for the twelve months ended December 31, 2005, most of which constituted a period prior to Coley’s initial public offering, reflected the company’s private company capital structure and included a $2.0 million charge related to the accretion of previously outstanding redeemable convertible preferred stock.

Total revenue reported was $20.2 million for 2006 compared to $15.9 million in 2005. Revenues increased in 2006 primarily as a result of a full year of revenue recognized under Coley’s licensing agreement with Pfizer, compared to a partial year in 2005. Associated with this revenue increase was a $0.7 million increase in third-party royalty expense.

Research and development expenses totaled $40.9 million for 2006 versus $43.0 million in 2005. Within research and development, discovery research and preclinical expenses increased $3.7 million in 2006 versus 2005 as Coley increased investment in the development of its TLR Therapeutic programs, offset by a decrease of $4.8 million in stock-based compensation expense and a $1.4 million decrease in government program expense.

General and administrative expenses were $12.3 million for 2006 versus $11.8 million in 2005. The increase in 2006 expenses is primarily attributable to the costs of being a public company for a full year in 2006, offset by a decrease in stock-based compensation expense.

As of December 31, 2006, unrestricted cash, cash equivalents and marketable securities totaled approximately $107.0 million. Cash consumed in operating activities was $35.7 million in 2006, which compared to $11.1 million of cash provided by operations in 2005. The $46.8 million change resulted primarily from receipt in 2005 of a $50.0 million upfront license payment from Pfizer. Common shares outstanding at December 31, 2006 were 26.4 million.

PF-3512676 for Cancer Updates

•

In late 2005, Pfizer commenced two pivotal international Phase III clinical trials of PF-3512676 in first-line treatment of advanced non-small cell lung cancer (NSCLC) under the special protocol assessment (SPA) procedure of the U.S. Food and Drug Administration (FDA). The randomized, open label clinical studies are designed to assess the efficacy and safety of PF-3512676 administered in combination with standard-of-care chemotherapy regimens (paclitaxel/carboplatin or gemcitabine/cisplatin) as compared to the efficacy and safety of standard chemotherapy alone. The primary endpoint for these Phase III clinical trials is overall survival.

•	In December 2006, Pfizer achieved its target patient enrollment of approximately 800 patients in the gemcitabine/cisplatin Phase III clinical trial.

•

In 2006, Pfizer initiated three randomized Phase II clinical trials to evaluate PF-3512676 in combination with various targeted anti-cancer agents as potential treatment for chemotherapy-naïve or chemotherapy refractory patients with NSCLC. The primary endpoint for each trial is progression-free survival. Each of these trials is currently enrolling patients.

•	Also in 2006, Pfizer initiated a Phase I clinical trial in Japan of PF-3512676 in chemotherapy-naïve patients with NSCLC.

•	Pfizer has also disclosed its intent to study PF-3512676 in breast cancer.

Other Partnered Program Updates

Allergy and Asthma

•

In January 2007, Coley was notified by its partner, sanofi-aventis, that the FDA has lifted its clinical hold on a Phase I clinical trial of AVE-0675. Coley designed and sanofi-aventis is developing AVE-0675, a first in class TLR9 agonist delivered via inhalation, for the treatment of allergy and allergic rhinitis.

VaxImmune™

•

Coley amended its 1998 strategic alliance license agreement with GlaxoSmithKline (GSK) and as a result certain co-exclusive licenses in the original agreement for the use of VaxImmune with select infectious disease antigens have been converted to non-exclusive licenses. As part of the conversion, there was an adjustment to the financial terms (milestones and royalties) including a $17,400,000 reduction in the potential regulatory and development milestones to be earned by Coley under the original $79,250,000 infectious disease agreement. This amendment enables Coley to enter into additional non-exclusive licenses with other vaccine developers for the use of VaxImmune in infectious disease vaccines.

•

Coley expanded its relationship with Novartis and signed a second agreement for VaxImmune. In exchange for an option for a worldwide license to include VaxImmune in Novartis’ vaccines in one additional disease area, Coley will receive an upfront option fee and could potentially receive an option exercise fee and development and regulatory milestones, as well as royalties from any sales of products containing VaxImmune.

Operational Updates

ACTILON™ for Hepatitis C virus (HCV)

•

In January 2007, Coley made the strategic decision to suspend its independent development of ACTILON for the treatment of HCV. In accordance with this business decision, Coley reduced its workforce (predominately clinical development staff) by approximately 22 percent, or 32 employees, and will look to outsource its clinical development activities moving forward.

Intellectual Property

•

In October 2006, the U.S. Court of Appeals for the Federal Circuit denied the petition by Dynavax Technologies, Inc. and the University of California for rehearing of a July 2006 decision which dismissed a challenge to Coley’s issued U.S. Patent No. 6,207,646. The final appeal period for this decision expired in January 2007. The Coley patent, which has been upheld as a result of this legal proceeding, covers a method for treating allergies using a vaccine comprising an immunomodulatory oligonucleotide and an allergen.

2007 Outlook: Focus on Partners and Pipeline

Coley’s top objective in 2007 will be to continue to support Pfizer’s clinical efforts, as necessary, as Pfizer advances PF-3512676 in cancer. Coley will also support relationships with its partners, sanofi-aventis, GlaxoSmithKline and Novartis, as they work to advance the clinical development of Coley’s TLR Therapeutics. In addition, Coley will seek to opportunistically add new licenses for VaxImmune.

In the year ahead, Coley expects to leverage its broad expertise in developing TLR Therapeutics to advance its pipeline of preclinical drug candidates. The company is developing agonists and antagonists for TLR7, 8 and 9, as well as new RNA-based drug candidates for stimulating TLR7 and TLR8. As part of its research and discovery focus, Coley will relocate its discovery research operations from Langenfeld, Germany to an expanded facility in Düsseldorf, Germany.

2007 Financial Guidance

The following guidance reflects Coley’s current operating plan, which is subject to change as circumstances evolve over the coming year.

Based on the expected timing and planned expenses in support of advancing the company’s preclinical TLR Therapeutic drug candidates, Coley expects its full-year net loss to be approximately $25.0 million to $29.0 million and its estimated cash burn to be between $35.0 million and $39.0 million in 2007. As a result, Coley expects unrestricted cash, cash equivalents and marketable securities to be in the range of $68.0 million to $72.0 million at the end of 2007.

Revenues: Coley expects 2007 revenue to be in the range of approximately $21.0 million to $25.0 million. This includes:

•	Revenues of approximately $21.0 million anticipated from Coley’s licensing agreements with Pfizer and other collaborators, including government contracts; and

•	Approximately $4.0 million of revenues anticipated from potential new VaxImmune collaborations.

Research and Development (R&D) Expense: Coley estimates that its research and development expenses will be approximately $39.0 million in 2007, inclusive of stock compensation expense. This amount represents a decline from 2006 of approximately $6.5 million in clinical development costs relating to the suspension of the company’s ACTILON program in HCV, offset by an increase of approximately $5.5 million over 2006 in discovery research and preclinical expense associated with developing new TLR Therapeutics candidates, including agonists and antagonists for multiple Toll-like receptors. An estimated $1.5 million of costs associated with the relocation of the company’s R&D operations are included in this increase.

General and Administrative (G&A) Expense: General and administrative expenses for 2007 are expected to remain flat versus 2006 at $12.0 million, inclusive of stock compensation expense.

Termination Charges: As a result of the January 2007 workforce reduction coinciding with the company’s decision to suspend further ACTILON development, Coley will record termination charges of approximately $1.1 million. These charges will be incurred primarily in the first quarter of 2007 and they are reflected within the anticipated research and development and general and administrative expenses shown above. The company will also adjust its non-cash stock compensation expense related to former employees in the first quarter of 2007.

Stock Compensation Expense: Coley estimates stock compensation expense of approximately $5.3 million for 2007. Of this amount, approximately $2.8 million will be allocated to G&A expense, and approximately $2.5 million is expected to be allocated to R&D expense. These amounts do not reflect the effect of the 2007 workforce reductions or the impact of options that may be granted in 2007.

Capital Expenditures and Loan Repayments: Capital expenditures for 2007 are estimated to be approximately $2.0 million. Coley also expects to repay a bank loan of approximately $2.0 million.

Investor Update Call

Coley will be hosting a conference call and webcast today, February 15, 2007 at 4:30 p.m. U.S. Eastern Standard Time with company management to discuss fourth quarter and full-year 2006 results.

To access the live audio broadcast or the subsequent archived recording, visit the Investor Center section of the Coley website located at www.coleypharma.com. Please log onto Coley’s website several minutes prior to the start of the call to ensure adequate time for any software download that may be required. The webcast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.fulldisclosure.com and institutional investors can access the call via www.streetevents.com.

Investors may participate in the conference call by dialing either +1-866-713-8562 in the U.S. or +1-617-597-5310 outside the U.S. and typing in the passcode 24291559. A replay of the call may also be accessed via telephone by dialing +1-888-286-8010 (U.S.) or +1-617-801-6888 (international) with the passcode 60397604. The archived webcast and replay of the call will be available through March 1, 2007.

About Coley Pharmaceutical Group

Coley Pharmaceutical Group, Inc. is an international biopharmaceutical company, headquartered in Wellesley, Massachusetts, USA, that discovers and develops TLR Therapeutics™, a new class of investigational drug candidates that direct the human immune system to fight cancers, infectious diseases and respiratory disorders. Coley has established a pipeline of TLR Therapeutic product candidates currently advancing through clinical development with partners and has additional product candidates in preclinical development. Coley has product development, research and license agreements with Pfizer, sanofi-aventis, Novartis Vaccines & Diagnostics (formerly Chiron), GlaxoSmithKline and the United States government. For further information on Coley Pharmaceutical Group please visit www.coleypharma.com.

Safe Harbor Statement (Update)

Certain statements in this news release concerning Coley’s business are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, those relating to the future development of product candidates in Coley’s preclinical pipeline; Coley’s ability to expand and diversify its product candidates; Coley’s ability to enter into additional collaboration agreements with third parties; Coley’s financial results for 2007; and the future clinical development of ACTILON, if any. Any or all of the forward-looking statements in this press release may turn out to be wrong. They can be affected by inaccurate assumptions Coley might make or by known or unknown risks and uncertainties, including, but not limited to: the early stage of product development; uncertainties as to the future success of ongoing and planned clinical trials; the risk that results from early stage clinical trials may not be indicative of results in later stage trials; the unproven safety and efficacy of products under development; intellectual property rights and litigation; competitive products; and other risks identified in Coley’s filings with the Securities and Exchange Commission including, but not limited to, Coley’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005. Consequently, no forward-looking statement can be guaranteed, and actual results may vary materially. Coley undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

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Coley Pharmaceutical Group, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31, 2006	December 31, 2005
Assets
Cash, cash equivalents and marketable securities	$107,046	$142,986
Accounts receivable	448	2,100
Deferred royalty fees	6,258	8,254
Property and equipment, net	4,597	4,532
Other assets	3,926	3,352

Total assets	$122,275	$161,224

Liabilities and Shareholders' Equity
Current liabilities	$6,040	$8,906
Deferred revenue*	41,469	54,642
Note payable and capital lease obligations*	3,580	3,415
Other long-term liabilities	544	375
Shareholders’ equity	70,642	93,886

Total liabilities and shareholders’ equity	$122,275	$161,224

*	includes current and long-term

Coley Pharmaceutical Group, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Revenue
Collaborative agreements	$4,387	$3,823	$16,782	$10,591
Government contracts and grants	800	1,623	3,419	5,293

Total revenue	5,187	5,446	20,201	15,884

Operating expenses
Research and development	8,173	10,595	40,858	43,046
General and administrative	2,868	2,941	12,253	11,755
Royalty expense	544	505	2,143	1,438

Total operating expenses	11,585	14,041	55,254	56,239

Loss from operations	(6,398)	(8,595)	(35,053)	(40,355)

Other income, net	1,227	1,559	5,278	2,291

Net loss	(5,171)	(7,036)	(29,775)	(38,064)
Accretion of redeemable convertible preferred stock	—	—	—	(1,984)

Net loss attributable to common shareholders	$(5,171)	$(7,036)	$(29,775)	$(40,048)

Net loss per share attributable to common shareholders
Basic and diluted net loss per share attributable to common shareholders	$(0.20)	$(0.27)	$(1.13)	$(3.68)

Weighted average shares used to compute basic and diluted loss per share attributable to common shareholders	26,352	25,915	26,241	10,882

Note 1: The outstanding preferred stock of the company and guaranteed payment of in kind dividends to Series F preferred stockholders automatically converted into 17,003,547 shares of common stock upon the completion of the company’s initial public offering on August 9, 2005.

Note 2: Effective January 1, 2006, the company adopted FAS 123 (R), “Share Based Payment”. Accordingly, for the three and twelve months ended December 31, 2006, stock-based compensation was accounted for under FAS 123 (R), while for the three and twelve months ended December 31, 2005, stock-based compensation was accounted for under APB No. 25, “Accounting for Stock Issued to Employees.” The cumulative effect of the adoption of FAS 123 (R) did not have a material impact on the financial statements.

Note 3: The following table shows stock-based compensation expense included in the condensed consolidated statements of operations for the three and twelve months ended December 31, 2006 and 2005.

	(In thousands)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Research and development	$675	$637	$2,555	$7,326
General and administrative	795	574	2,897	4,469

Total stock-based compensation expense	$1,470	$1,211	$5,452	$11,795

Coley Pharmaceutical Group, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Twelve Months Ended December 31,
	2006	2005
Net cash (used in) provided by operating activities	($35,678)	$11,128

Cash flows from investing activities
Net maturities (purchases) of marketable securities	2,565	(47,095)
Purchases of property and equipment	(811)	(568)
Proceeds from repayment of employee note	—	310
Release of restricted cash	46	102

Net cash (used in) provided by investing activities	1,800	(47,251)

Cash flows from financing activities
Principal payments of capital lease obligations	(798)	(1,723)
Proceeds from issuance of common stock	—	110,835
Proceeds from stock option exercises	605	384
Proceeds from repayment of shareholder note	44	21

Net cash (used in) provided by financing activities	(149)	109,517

Exchange rate effect on cash and cash equivalents	621	(673)

Net (decrease) increase in cash and cash equivalents	(33,406)	72,721
Cash and cash equivalents, beginning of period	85,911	13,190

Cash and cash equivalents, end of period	$52,505	$85,911

Marketable securities, end of period	$54,541	$57,075

Cash, cash equivalents, and marketable securities, end of period	$107,046	$142,986